Exhibit 99.1

DISH NETWORK ADDS ITS 14 MILLIONTH CUSTOMER

ENGLEWOOD, Colo., Dec. 10, 2009 – DISH Network L.L.C., the fastest growing pay-TV service in America, today announced that it recently passed the 14 million customer milestone. This significant achievement follows DISH Network’s third quarter in which it added more net subscribers than any company in the multichannel video distribution business.
“Surpassing 14 million subscribers is testimony to the strides we made over the past year in providing a best-in-class video experience,” said Charlie Ergen, Chairman, President and CEO of DISH Network. “We have more high definition channels than any other TV provider, we feature award-winning DVR technology, and we do it all at the most economical prices in the business.”
As the nation’s leader in high definition, DISH Network offers more than 150 national HD channels, local HD channels in 152 markets, and top-rated 1080p technology that provides the best picture available anywhere. DISH Network also leads the industry in technological breakthroughs, with award-winning HD DVR receivers, the largest hard drives, the most comprehensive remote DVR manager, and the most advanced DVR functionality including multi-room viewing capability – unmatched by any other satellite or cable provider. Additionally, customers have access to the most international programming in the nation, including more than 175 channels representing more than 28 languages and one of the largest Spanish-language channel line-ups.
For more information about DISH Network, visit www.dishnetwork.com.
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About DISH Network Corporation
DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides more than 14 million satellite TV customers as of Dec. 10, 2009, with the highest quality programming and technology at the best value, including the lowest all-digital price nationwide. Customers have access to hundreds of video and audio channels, the most HD channels, the most international channels, state-of-the-art interactive TV applications, and award-winning HD and DVR technology including 1080p Video on Demand and the ViP® 722 HD DVR, a CNET and PC Magazine “Editors’ Choice.” DISH Network is included in the Nasdaq-100 Index (NDX) and is a Fortune 250 company. Visit www.dishnetwork.com, follow on Twitter, @dishnetwork (www.twitter.com/dishnetwork), or become a Fan on Facebook, www.facebook.com/dishnetwork.

DISH Network Media Contact:
Francie Bauer – 720-514-5351 – press@dishnetwork.com